 Exhibit 4.6

AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

Between

VUANCE, INC.

And

OLTIS SECURITY SYSTEMS INTERNATIONAL, LLC

Dated as of January 9, 2010

AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

    THIS AGREEMENT is made this 9th day of January, 2010 between OLTIS Security Systems International, LLC, A Wisconsin Limited Liability Company, (hereinafter “Buyer”) and Vuance, Inc. d/b/a Vuance US, a Delaware corporation duly registered to operate in the State of Wisconsin, with its principal office at 9817 S. 13th Street Oak Creek Wisconsin, 53154 (hereinafter “Seller”).

The Buyer and Seller agree as follows:

    1.   Purchase and Sale. At the Closing (as defined below) Buyer shall purchase from Seller and Seller shall sell and transfer to Buyer certain items of Seller’s personal property, tangible and intangible, used mainly in the electronic access control (“EAC”) market, for the price and terms set forth in this Agreement. Specifically, the following assets will be transferred from the Seller to the Buyer:

A.
All tangible and intangible property, including but not limited to, software, firmware, copyrights, trademarks, source code, inventory, computer systems, test fixtures, test computers, parts inventories, documentation, marketing materials, and all other assets, of any kind, belonging to the Intelli-Site product line, once the buyer and seller have agreed to the items they shall be listed and attached to this Agreement, as Exhibit A; and,

B.
All tangible and intangible property, including but not limited to, software, firmware, copyrights, trademarks, source code, inventory, computer systems, test fixtures, test computers, parts inventories, documentation, marketing materials, and all other assets, of any kind, belonging to the MASC product line, Exhibit B; and,

C.
All tangible and intangible properly, including but not limited to, software, firmware, copyrights, trademarks, source code, inventory, computer systems, test fixtures, test computers, parts inventories, documentation, marketing materials, and all other assets, of any kind, belonging to the Compass product line, once the buyer and seller have agreed to the items they shall be listed and attached to this Agreement, as Exhibit C; and,

D.
All tangible and intangible property, including but not limited to, software, firmware, copyrights, trademarks, source code, inventory, computer systems, test fixtures, test computers, parts inventories, documentation, marketing materials, and all other assets, of any kind, belonging to the Insignia/Clarity product line once the buyer and seller have agreed to the items they shall be listed and attached to this Agreement, as Exhibit D; and,

E.
As relates to sub-paragraphs (A), (B), (C) and (D) above, the sale shall specifically include all United States and foreign patents, patent applications, trademarks (whether registered or unregistered), service marks, trade names, brand names, logos, copyrights and any applications therefor and any other proprietary rights, including, without limitation, software code, know-how, inventions, discoveries and improvements, test data, shop rights, processes, methods and formulae, trade secrets, product drawings, specifications, designs and other technical information, owned by the Seller and belonging to each of the Intelli-Site, MASC, Compass or Insignia/Clarity products or product lines or brands (the “Product Lines”), and,

F.	All customer bases and lists associated with each of the Product Lines; and,

G.
Trade show booth, display fixtures, training computers, laptops, training cases, training related network equipment constituting part of the Product Lines and all other EAC product support equipment; and

H.	All accounts receivable due to Seller as of the Closing Date (as defined below) from any source related to any of the Product Lines; and

I.
All right and title Seller and Parent have in a certain agreement, dated March 6, 2009, between Intelli-Site, Inc., Integrated Security Systems, Inc., Vuance, Inc. and Vuance, Ltd., a copy of which is attached hereto as Exhibit E (hereinafter referred to as “The Intelli-Site Agreement”).

2.    Representations, Warranties and Covenants.

Seller represents, warrants and covenants that:

A.
Seller has good and merchantable title, free and clear of all third party claims, to all of its assets being sold, except for those obligations which Buyer is assuming, as referenced in Section 4 of this Agreement.

B.
The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The parent company of the Seller (“Parent”) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Seller and Parent has the corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. Each of the Seller and Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in every jurisdiction in which the conduct of the business or ownership of its properties requires it to be so licensed or qualified or in good standing.

C.
The Seller has the corporate power and authority to execute and deliver this Agreement and each other document referenced herein (the “Agreement Document”) to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each other Agreement Document, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Seller and, if required, Parent. This Agreement and each other Agreement Document to which the Seller or Parent is a party constitutes (or will constitute upon the execution thereof) the legal, valid and binding obligation of the Seller or Parent, as applicable, enforceable against the Seller or Parent, respectively, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy laws or similar laws now or hereafter in effect relating to creditors’ rights generally, by general principles of equity or by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

D.	The consummation of this Agreement does not violate any law, agreement or restriction to which the Seller or Parent is subject.

E.
The inventories being sold are good and merchantable and suitable for sale in the ordinary course of business, excepting only for any items which are valued at salvage value, if any, as provided for in Exhibit F to be prepared by Seller in accordance with Section 11(B) of this Agreement.

F.	All other property, equipment and fixtures being sold are in good operating condition and repair.

G.	Except as set forth in Exhibit G, Seller has taken all steps and has obtained all authorizations, from all stakeholders, of whatever type, necessary to consummate this transaction.

H.	Seller is unaware of any pending or planned litigation concerning the assets which are the subject of the Agreement.

I.	Section 1.3 e of The Intelli-Site Agreement has not been exercised and all payments relating to The Intelli-Site Agreement are current.

J.	Section intentionally left blank Exhibit H intentionally not attached.

H.	The Seller shall initiate at Buyer’s request to forward of phone calls and internet links (URL’s) to Buyer’s website for all products related to EAC product sales.

I.
Seller agrees to waive any Non-Compete /Non Solicitation Agreements that may pertain to any current or former Vuance employees. Buyer agrees not to solicit the Seller’s current RFID core staff, comprised of: Rhonda Gross; Brenda Gebhardt; and Ed Warzniak.

The Buyer represents, warrants and covenants that:

A.
The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has the corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

B.
The Buyer has the corporate power and authority to execute and deliver this Agreement and each other Agreement Document to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each other Agreement Document, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Buyer. This Agreement and each other Agreement Document to which the Buyer is a party constitutes (or will constitute upon the execution thereof) the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy laws or similar laws now or hereafter in effect relating to creditors’ rights generally, by general principles of equity or by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

C.	The consummation of this Agreement does not violate any law, agreement or restriction to which the Buyer is subject..

D.
At the Closing, Buyer shall enter into an Intelli-Site license agreement with Seller, in the form of Exhibit 1, which will provide, inter alia, for a license fee which is 10% less than the rates currently established by the Seller and that in addition, Seller shall pay in cash 100% of the royalties due to Intelli-Site, Inc. on the sale of hardware by Seller, pursuant to section 1.3 c of the Intelli-Site Agreement.

E.	Buyer will assist to coordinated support for MASC equipment at Seller’s office through a local MASC integrator.

F.
Buyer will assume Seller’s rights and obligations pursuant to Doug Cram rep agreement, a copy of which is attached hereto as Exhibit J, and pursuant to Seller’s agreement with Joel Konicek, a copy of which is attached hereto as Exhibit J Exhibit J1.

3.           Price. In consideration of the foregoing, at the Closing Buyer shall (i) assume all of the Accounts Payable of Seller referred to in paragraph C below, as well as certain obligations of Seller as set forth below, (ii) pay off directly to BridgeBank the loan balance due from Seller, and (iii) pay to Seller a cash payment, to be calculated as follows:

A.
Buyer and Seller will agree, prior to Closing, on the value of Accounts Receivable (AR), Inventory (I), Accounts Payable (AP) and the BridgeBank (BB) loan balance. The Purchase price shall be $250,000 if the following equation is true.
(AR + I + $50,000) - (AP + BB) = $0

Note: The $50,000.00 listed in the above equation is the agreed value of the tradeshow and training equipment, and any AR which are deemed uncollectible or of questionable collectability.

B.
If there is a deviation in the above formula, the purchase price will be adjusted accordingly. For example, if (AR + I + $50,000) - (AP + BB) = $100,000, then the purchase price will increase to $350,000. If (AR + I + $50,000) + (AP + BB) = ($100,000) then the purchase price will be reduced to $150,000.

C.
For purposes hereof the AP shall mean all accounts payable invoices specifically related the EAC business of Seller and/or the Racine Unified School District project, including, without limitation, those listed on Exhibit K.

D.
Once the Buyer and Seller have agreed to the values of AR, 1, AP and BB under this section, they shall complete and attach to this Agreement, as Exhibit L, a completed “Final Value Agreement”, in a form to be agreed to by the parties. The Final Value Agreement shall be executed by one representative of the Buyer and Seller, as authorized herein and shall thereupon become an integral part hereof.

E.
For the Buyer, the President and CTO shall be authorized to execute the Final Value Agreement. For the Seller, the President and the VP of Operation, shall be authorized to execute the Final Value Agreement.

F.
Buyer will also assume responsibility for $70,000 of Bond Premium due by Seller as related to the Racine Unified School District project. However, this amount shall be reduced by amounts due to vendors and subcontractors for work completed or materials delivered in connection with said project, for which Seller has not been invoiced or for other reason are not reflected in Accounts Payable. Furthermore, this amount shall be increased by amounts due to Seller and for work completed or materials delivered in connection with said project, for which Seller has not invoiced or for other reason are not reflected in Accounts Receivable.

G.	In addition to the foregoing, Buyer will assume liability for all aspects of Seller’s obligations under The Intelli-Site Agreement.

H.	Furthermore Buyer will assume liability for all aspects of Seller’s obligations under

1.	Office leasing agreement Exhibit P

2.	All Telephone land line at the Intelisite office

3.	3 Cell Phone lines

4.	The Utilities

i.	GAS
ii.	Electricity
iii.	Internet

5.	Employment obligation

4.           Indemnification. Seller agrees to indemnify and hold the Buyer harmless from and against any claim or liability of Seller or Parent, which may be asserted against the Buyer, excepting only to the extent of any business debts and other liabilities which the Buyer expressly agrees to pay or assume at Closing.

5.           Default / Remedies.

In the event of any default by a party hereto under this Agreement or any agreements incorporated by reference, the parties specifically agree that in addition to any other remedy afforded such party at law, such party may seek an order of specific performance in any USA court of competent jurisdiction. In addition to any damages, such party shall also be entitled to recover its costs of enforcing this Agreement (or any other agreement incorporated by reference), including reasonable attorneys fees.

6.           Notices. Any notices required or permitted to be given shall be deemed sufficiently given if sent by U.S. Mail to the parties as follows:

To the Seller at:	VUANCE Inc. C/O VUANCE Ltd. 1 HaMa’alit Street, Qadima 60920, lsrael

To the Buyer at:	OLTIS Security Systems International, LLC
P,O, Box 1385 Waukesha, WI 53187

or by personal delivery thereof.

7.           Additional Representations. Seller represents to Buyer that as of the date of this Agreement. Seller has no notice or knowledge of any conditions materially adversely affecting its EAC business or property, except those stated and disclosed on the attached Exhibit M.

8.           Date and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practical on such date and time as is mutually convenient for all parties (the “Closing Date”), but not later than January 15, 2010, unless such time is extended by all parties in writing. Closing shall be at the office of Buyer’s attorneys, Stack, Fahl & Bagley, LLP, 16535 W. Bluemound Road, Suite 230, Brookfield Wisconsin, or at such other place as the parties may agree in writing.

9.           Buyer’s Obligation to Close/Contingencies Buyer’s obligation to close is conditioned upon the following:

a.
Buyer’s ability to enter into employment contracts on mutually agreeable terms with Glen Tassin, Norbert Mahoney, and John Ulibarri within 5 days of the date hereof. This condition is waived automatically if Buyer does not notify Seller of its inability to reach mutually agreeable employment contracts by the end of the 5th day following the date hereof.

b.
Receipt of documentation reasonably satisfactory to Buyer evidencing that all parties to The Intelli-Site Agreement have approved and accepted the assignment of Seller’s rights and obligations under the Intelli-Site Agreement to Buyer.

10.         Assignments. Buyer shall have the right to assign this Agreement to a corporation or a limited liability company or other business form as Buyer shall choose at its option, provided that any entity to which this Agreement is assigned is at least 80% owned by the Buyer or the principals of Buyer.

11.         Contingencies. This Agreement is contingent upon the Seller delivering the following documents to the Buyer within Five (5) days of execution of this Agreement by Buyer and Seller:

A.           Documents evidencing that the sale of the assets has been properly authorized by the corporate entity.

B.           A complete list of all software, copyrights, trademarks, source code, inventory, computer systems, test fixtures, parts inventories, documentation, marketing materials, booth and display fixtures, and all other assets, of any kind which are being transferred to Buyer, and which shall be attached hereto as Exhibit F and made a part of this Agreement.

C.           A uniform commercial code lien search showing the personal property and assets being transferred are free and clear of all liens, other than liens to be released prior to or from the proceeds of closing.

D.           A complete list of the Accounts Receivable which the Seller proposes to transfer to Buyer.

E.           A complete list of the Accounts Payable which the Seller proposes to transfer to the Buyer.

12.         Judgments. Seller warrants and represents that there are no judgments outstanding or unsatisfied against the subject assets being sold or against the Seller affecting such assets or, to [Seller’s actual knowledge, any claims or contemplated claims or lawsuits affecting or potentially affecting such assets.

13.         Liens. Seller warrants that between the date hereof and the Closing it shall use commercially reasonable efforts to obtain the consents and release the liens and encumbrances set forth in Exhibit N, and that except for those set forth in said exhibit, no consent or release of lien or encumbrance is required for the consummation of the transactions contemplated hereby.

14.         Payment of Vendors. All accounts payable invoices as listed in Exhibit K above will become the sole responsibility of the Buyer, and the Seller will be free from any legal or other binding commitment associated with the said invoices

15.         Indemnification. Buyer agrees to indemnify and hold the Seller harmless from and against any claim or liability of Buyer or Seller, which may be asserted against the Seller arising from any and all invoices listed in Exhibit K, excepting only to the extent of amounts indicated on said invoices.

16.         Down Payment. Buyer agrees to deposit by wire transfer a sum of fifty thousand ($50,000) dollars in an account specified by Seller no later than Jan 11 2010.10 AM CST In the event of any default or failure to agree on any exhibit by a party hereto under this Agreement or any agreements incorporated by reference, the seller specifically agrees that the deposit shall be returned to an account specified by buyer within 5 business days. Seller agrees the full amount of the deposit shall be credited toward any amounts due at closing from Buyer.

17.         Entire Agreement. This Agreement contains the entire agreement of the parties and shall not be modified except in writing signed by all parties who are signatories to this Agreement.

Dated as to the Buyer at Milwaukee, Wisconsin this 9TH day of January, 2010.

OLTIS Security Systems International, LLC

All exhibits mentioned in the agreement will be attached at Closing

By:	1/9/10 Date

By:	1/9/2010 Date

Dated as to the Seller at Milwaukee, Wisconsin this 9th, _ day of January, 2010.

Vuance, Inc

By:

By:	Date: 1/9/10